CERTIFICATE OF INCORPORATION
of
FORMULA ACQUISITION CORP.

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify and state as follows:

FIRST:                The name of the corporation is: Formula Acquisition Corp. (the “Corporation”).

SECOND:           The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, in the County of Kent.  The registered agent in charge thereof is National Corporate Research, Ltd.

THIRD:               The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH:           A. The total number of shares of stock which the Corporation shall have authority to issue is one hundred and one million (101,000,000) shares, which shall consist of (i) one hundred million (100,000,000) shares of common stock, $0.0001 par value per share (the “Common Stock”); and (ii) one million (1,000,000) shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).

B. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock and the Common Stock are as follows:

1.           Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

2.           Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of common stock shall have one vote.

FIFTH:                The name and mailing address of the incorporator are as follows:

Kristin J. Angelino, Esq.
c/o Gersten Savage LLP
600 Lexington, 10th floor
New York, NY 10022

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 23rd day of March, 2010.

BY:	/s/ Kristin J. Angelino
Kristin J. Angelino
Incorporator